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                                                                    EXHIBIT 12.1


                    Spieker Properties, L.P. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)


                                                          Three Months Ended          Six Months Ended
                                                        ----------------------      ----------------------
                                                        June 30,      June 30,      June 30,      June 30,
                                                          1999          1998          1999          1998
                                                        --------      --------      --------      --------
Earnings:
      Income from operations before disposition of
           property and minority interest               $ 48,716      $ 40,630      $ 96,310      $ 78,574
      Interest expense(1)                                 29,905        30,931        58,710        60,198
      Amortization of capitalized interest                   224           127           421           237
                                                        --------      --------      --------      --------
      Total earnings                                    $ 78,845      $ 71,688      $155,441      $139,009
                                                        ========      ========      ========      ========
Fixed charges:
      Interest expense(1)                               $ 29,905      $ 30,931      $ 58,710      $ 60,198
      Capitalized interest                                 5,652         3,613        10,675         6,585
                                                        --------      --------      --------      --------
      Total fixed charges                               $ 35,557      $ 34,544      $ 69,385      $ 66,783
                                                        ========      ========      ========      ========
Ratio of earnings to fixed charges                          2.22          2.08          2.24          2.08
                                                        ========      ========      ========      ========
Fixed charges in excess of earnings                     $     --      $     --      $     --      $     --
                                                        ========      ========      ========      ========

Notes:

(1)   Includes amortization of debt discount and deferred financing fees.